EXHIBIT 99.1

CTE Investor Relations

100 CTE Drive

Dallas, PA 18612-9774

INVESTOR NEWS

Contact:	David G. Weselcouch
Senior Vice President – Investor Relations
and Corporate Communications
(570) 631-2807

CTE Announces Proposed $200 Million Convertible Notes Offering

Dallas, PA – July 14, 2003 – Commonwealth Telephone Enterprises, Inc. (“CTE”) (Nasdaq: CTCO, CTCOB), today announced that it intends to offer, subject to market and other conditions, $200 million of convertible notes in a private placement. It is expected that the notes, which will be convertible into shares of CTE’s common stock, will be due in 2023. The other terms of the notes, including the interest rate, conversion rate and offering price, will be announced following pricing. CTE intends to use the net proceeds from this offering for working capital, capital expenditures and other general corporate purposes, including acquisitions, debt retirement and potential common stock repurchases.

The Company expects to grant the initial purchasers in this offering a 13-day option to purchase up to an additional $50 million of convertible notes.

The offer will be made to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933. The convertible notes and the shares of CTE common stock of issuable upon the conversion of the notes will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

About CTE

Headquartered in Dallas, PA, Commonwealth Telephone Enterprises, Inc., serves a growing base of business and residential customers with the full array of technologically advanced data and voice telecommunications products and services, including broadband data services and high-speed Internet access, delivered over its 100% digitally switched, fiber-rich network.

CTE’s primary operating segments are: Commonwealth Telephone Company (“CT”), the nation’s eighth largest publicly held independent rural local exchange carrier (“RLEC”), which has been operating in various rural Pennsylvania markets since 1897; and, CTSI, LLC (“CTSI”), an RLEC “edge-out” local exchange carrier operating outside CT’s territory, that formally commenced operations in 1997. CTE’s support businesses include epix® Internet Services, one of the northeast’s largest rural Internet Service Providers; and, Jack Flash®, a broadband data service that uses DSL technology to offer high-speed Internet access and digital connectivity solutions. Additionally, CTE operates two other support businesses that provide products, services and expertise to its CT and CTSI operations. These businesses are Commonwealth Communications, a provider of telecommunications equipment and facilities management services; and, CLD, a long-distance reseller.

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